EXHIBIT 99.1

                     FIRST COLORADO BANCORP, INC. ANNOUNCES
            COMPLETION OF ACQUISTION OF DELTA FEDERAL SAVINGS, F.S.B.


Lakewood, Colorado -- September 30, 1997 (NASDAQ NMS: FFBA) -- Mr. Malcolm E. Collier, Jr., Chairman of First Colorado Bancorp, Inc., Lakewood, Colorado (the "Company"), the holding company of First Federal Bank of Colorado (the "Bank"), announced today that the Company completed its acquisition of Delta Federal Savings, F.S.B., Delta, Colorado ("Delta") at the close of business on September 30, 1997, effective October 1, 1997. Pursuant to the acquisition, Delta was merged with and into First Federal Bank of Colorado, a subsidiary of the Company. The Agreement and Plan of Merger was approved earlier this month by Delta shareholders as well as the appropriate regulatory agencies.

First Federal Bank of Colorado purchased 100% of the outstanding stock of Delta. Each share of Delta Common Stock was exchanged for Company Common Stock valued at $30.00. The number of shares of the Company Common Stock exchanged for each share of Delta Common Stock (approximately 1.57 shares) was determined based upon the market price of the Company Common Stock during the 20 trading days prior to the closing date. The transaction was valued at $5.8 million.

Mr. Collier, Chairman of the Company and First Federal Bank of Colorado said, "The merging of Delta Federal with First Federal strengthens our market presence in this region for the benefit of our customers and the community generally. This merger is a natural fit for our Company."

David Humphries, President and Chief Executive Officer of Delta said, "We feel this merger is a unique opportunity for Delta stockholders and customers. We chose to associate with First Federal Bank of Colorado because of their dedication to the communities they serve, their customers, and their employees."

The Company is a unitary savings and loan holding company which owns all of the outstanding stock of the First Federal Bank of Colorado. The Bank is a community-oriented, retail savings institution offering traditional deposit and mortgage loan products. The Bank primarily serves the Colorado counties of Denver, Adams, Arapahoe, Jefferson, Boulder, Douglas, Mesa, Delta and Montrose through a network of 27 offices, providing a full range of retail banking services, with emphasis on one-to-four family residential mortgages. Deposits at the Bank are insured up to the maximum permissible amount by the Federal Deposit Insurance Corporation ("FDIC"). The Company's common stock is traded on the Nasdaq National Market under the symbol "FFBA."

First Colorado Bancorp, Inc.       Contact: William Marcoux or Brian Johnson
First Federal Bank of Colorado     Shareholder Relations
Lakewood, Colorado                 (303) 232-2121

Delta Federal Savings, F.S.B.      Contact:  David Humphries
Delta, Colorado                    (970) 874-9755